UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2013

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54687	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Purchase and Sale Agreement for 500 West Madison
KBS Real Estate Investment Trust III, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “500 West Madison Buyer”), has entered into a purchase and sale agreement to acquire an office property containing 1,393,435 rentable square feet of office space and 64,289 rentable square feet of retail space located on approximately 2.9 acres of land in Chicago, Illinois (“500 West Madison”). On October 30, 2013, the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”), entered into a purchase and sale agreement with UST-GEPT Joint Venture, L.P. (the “500 West Madison Seller”) to purchase 500 West Madison, and on the same date, the Advisor subsequently assigned this purchase and sale agreement to the 500 West Madison Buyer. The 500 West Madison Seller is not affiliated with the Company or the Advisor. Subsequent to the assignment, the Company made a deposit of $10.0 million under the purchase and sale agreement. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $10.0 million of earnest money.
The contractual purchase price of 500 West Madison is $425.0 million plus closing costs. The Company intends to fund the purchase of 500 West Madison with proceeds from a mortgage loan from an unaffiliated lender, proceeds available under existing credit facilities and proceeds from its ongoing initial public offering. The Company is currently negotiating the terms of the mortgage loan.
500 West Madison was built in 1987. As of November 1, 2013, 500 West Madison was approximately 93% leased to more than 90 tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of 500 West Madison is approximately $30.3 million. The current weighted-average remaining lease term for the tenants is approximately 5.9 years.  The current weighted-average rental rate over the remaining lease term is $25.32 per square foot.
Purchase and Sale Agreement for 201 Spear Street
On October 29, 2013, the Company, through an indirect wholly owned subsidiary, entered into a purchase and sale agreement with Massachusetts Mutual Life Insurance Company (the “201 Spear Street Seller”) to acquire an office building containing 246,563 rentable square feet located on approximately 0.9 acres of land in San Francisco, California (“201 Spear Street”). The 201 Spear Street Seller is not affiliated with the Company or the Advisor. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. There can be no assurance that the Company will complete the acquisition. As of October 30, 2013, the Company had made a deposit of $10.0 million and, in some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $10.0 million of earnest money.
The contractual purchase price of 201 Spear Street is $121.0 million plus closing costs. The Company intends to fund the purchase of 201 Spear Street with proceeds from its ongoing initial public offering and proceeds from a mortgage loan from an unaffiliated lender. The Company is currently negotiating the terms of the mortgage loan.
201 Spear Street was built in 1984. As of November 1, 2013, 201 Spear Street was approximately 82% leased to 19 tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of 201 Spear Street is approximately $8.0 million. The current weighted-average remaining lease term for the tenants is approximately 3.1 years.  The current weighted-average rental rate over the remaining lease term is $41.38 per square foot.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: November 4, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer